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                                                                 EXHIBIT (99)(A)
              FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
                        SUMMARIZED FINANCIAL INFORMATION
     In connection with the merger of Dominion Bankshares Corporation into First
Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First
Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8%
Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated.
CONSOLIDATED STATEMENTS OF INCOME DATA
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
                                                                                                      THREE MONTHS ENDED
                                                                                                           MARCH 31,
(IN THOUSANDS)                                                                                         1995         1994
Net interest income..............................................................................   $  126,884      119,659
Income before income taxes.......................................................................       62,974       34,517
Net income.......................................................................................   $   41,141       22,316
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CONSOLIDATED BALANCE SHEET DATA
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
                                                                                                         MARCH 31,
(IN THOUSANDS)                                                                                      1995           1994
Assets........................................................................................   $13,167,312    13,194,259
Securities available for sale.................................................................     2,267,339     2,748,875
Investment securities.........................................................................       358,496        76,702
Loans, net of unearned income.................................................................     7,890,963     7,091,396
Stockholder's equity..........................................................................   $ 1,081,742     1,210,099
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